AJ Robbins CPA, LLC
Certified Public Accountant
Tax Dispute Resolution

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 1A of Advantameds Solutions USA Fund I Inc. our report dated May 25, 2016 of Advantameds Solutions USA Fund I Inc. included in or made part of this Form 1A.

Denver, Colorado

July 26, 2016

aj@ajrobbins.com
3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209
(B)303-331-6190 (M)720-339-5566 (F)303-845-9078